1


                    RAYMOND JAMES FINANCIAL, INC.
                         880 Carillon Parkway
                    St. Petersburg, Florida 33716
                            (813) 573-3800

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          FEBRUARY 13, 1997


To the Shareholders of Raymond James Financial, Inc.:

      The Annual Meeting of Shareholders of Raymond James Financial, Inc. will be held at the Raymond James Financial Center, 880 Carillon Parkway, St. Petersburg, Florida, on Thursday, February 13, 1997 at 4:30 p.m. for the following purposes:

1.   To elect eleven nominees to the Board of Directors of the Company;

2. To ratify Incentive Compensation Criteria for certain of the Company's executive officers;

3. To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for the fiscal year ending September 26, 1997;

4. To transact any other business as may properly come before the meeting.

      Shareholders of record as of the close of business on December 13, 1996 will be entitled to vote at this meeting or any adjournment thereof. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the Proxy Statement accompanying this Notice.

                                   By order of the Board of Directors,


                                   Barry Augenbraun, Secretary

December 20, 1996

                                   If you do not expect
                    to  attend  the meeting in  person,
                    please  vote on the matters  to  be
                    considered   at  the   meeting   by
                    completing the enclosed  Proxy  and
                    mailing it promptly in the enclosed
                    envelope.



                             PROXY STATEMENT


   This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Raymond James Financial, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on February 13, 1997 at 4:30 p.m., or any adjournment thereof.

  If the accompanying proxy form is completed, signed and returned, the shares represented thereby will be voted at the meeting. Delivery of the proxy does not affect the right to vote in person should the shareholder attend the meeting. The shareholder may revoke the proxy at any time prior to the voting thereof.

  The affirmative vote of a majority of the shares of common stock represented at the meeting, either in person or by proxy, will be required for the election of any nominee, or the ratification of any proposal or other business that may properly come before the meeting.

   The annual report of the Company for the year ended September 27, 1996 is being mailed with this proxy statement to shareholders entitled to vote at the meeting. The cost of all proxy solicitation will be paid by the Company.


                      SHAREHOLDERS ENTITLED TO VOTE
                                   AND
                          PRINCIPAL SHAREHOLDERS

  Shareholders of record at the close of business on December 13, 1996 will be entitled to notice of, and to vote at, the Annual Meeting. At that date, there were 20,970,681 shares of common stock outstanding and entitled to vote. Shareholders are entitled to one vote per share on all matters.

   The following table sets forth, as of December 13, 1996, information with respect to the common stock ownership of each person known by the Company to own beneficially more than 5% of the shares of the Company's common stock, and of all Officers and Directors as a group:
                                                  Shares (1)    Percent
       Name                  Address        Beneficially Owned  of Class

Thomas A. James       880 Carillon Parkway  5,147,374 (2)          24.5%
                      St. Petersburg,
                      Florida  33716

All Officers and                            6,822,960              32.5%
Directors as a Group
(18 Persons)

(1) Includes shares credited to Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.

(2) Includes 1,698,525 shares owned by the Robert A. James Trust*, established for the benefit of members of the James family, and 267,115 shares owned by the James' Children Annuity Trust*, for which Sound Trust Company, a wholly-owned subsidiary of the Company, serves as trustee, and 75,511 shares owned by the James' Grandchildren's Trust*, for which Raymond James Trust Company, a wholly-owned subsidiary of the Company, serves as trustee.

  *The beneficiaries of these trusts are the James family members, including Thomas A. James and his son, Huntington A. James.


                    PROPOSAL 1:  ELECTION OF DIRECTORS

      Eleven directors are to be elected to hold office until the Annual Meeting of Shareholders in 1998 and until their respective successors shall have been elected. Nine of the nominees were elected by the shareholders on February 15, 1996, to serve as Directors of the Company until the Annual Meeting of Shareholders in 1997. Mr. Zank was appointed in May 1996. Mr. Herbert E. Ehlers, who has been a director of the Company since 1986, is not standing for re-election since his investment advisory company, Liberty Investment Management, Inc., recently agreed to be acquired by Goldman, Sachs Co. It is intended that proxies received will be voted to elect the nominees named below.

      Should any nominee decline or be unable to accept such nomination to serve as a director, due to events which are not presently anticipated, discretionary authority may be exercised to vote for a substitute nominee.

                                   Principal Occupation, (1)
                                     Directorships and                Director
      Nominee           Age        Security Ownership (2)             Since

Jonathan A. Bulkley      62      Managing Director, Barents Group LLC  1986
                                 (emerging markets/capital markets
                                 development consulting) since 1992;
                                 President and CEO, Charterhouse
                                 Media Group (investment banking) from
                                 1988 until 1992; President and CEO
                                 Jesup & Lamont Securities Group, Inc.
                                 (securities broker-dealer) from 1987
                                 until 1988; Prior to 1986, President and
                                 CEO of Moseley, Hallgarten, Estabrook
                                 & Weeden Inc. (securities broker-dealer).
                                 Member of Audit Committee, Chairman of
                                 Compensation Committee.
                                 Common shares owned:  23,687 (.11%)

Thomas S. Franke         55      President and COO of Raymond James &   1991
                                 Associates, Inc. ("RJA")* since
                                 January 1991; President and CEO
                                 of Blunt Ellis & Loewi, Inc. (securities broker-dealer) from 1986 to 1990.
                                 Common shares owned:  77,887 (.37%)

Francis S. Godbold       53      President of Raymond James Financial,  1977
                                 Inc.  ("RJF"); Executive Vice President  of
                                 RJA.
                                 Common shares owned:  484,995 (2.31%)

M. Anthony  Greene       58      Chairman,CEO and President ofInvestment 1975
                                 Management & Research, Inc. ("IM&R")*;
                                 Executive Vice President of RJF.
                                 Common shares owned:  267,555 (1.28%)

Harvard H.Hill, Jr.      60      Managing General Partner of Houston     1986
                                 Partners (venture capital) since
                                 July, 1985.
                                 Director of Wonderware Corporation.
                                 Chairman of Audit Committee,
                                 Member of Compensation Committee
                                 Common shares owned:  5,500 (.03%)

Huntington A.James       28      Syndicate Associate,RJA since 1994.    ----
                                 MBA Darden School of Business, University of Virginia, 1992-1994. Corporate
                                 Finance analyst, Smith Barney, 1990-1992.
                                 Son of Thomas A. James.
                                 Common shares owned:  53,081 (.25%)

Thomas A. James          54      Chairman of the Board and Chief        1970
                                 Executive Officer of RJF; Chairman
                                 of the Board of RJA.  Director and
                                 Officer of various affiliated
                                 entities. Past Chairman of the
                                 Securities Industry Association.
                                 Director of Arbor Health Care Corporation
                                 (nursing homes); and IMCO Recycling, Inc.
                                 (metal recycling).
                                 Common shares beneficially
                                 owned: 5,147,374 (24.5%)(3)

Paul W. Marshall         55      Chairman and CEO of Rochester         1993
                                 Shoe Tree Co., Inc. since 1992;
                                 Senior Lecturer on Business Administration at Harvard since 1996.
                                 Adjunct Professor at Harvard Graduate
                                 School of Business from 1989 through
                                 1992; Chairman of Industrial Economics,
                                 Inc. from 1989 through 1992.
                                 Director of Applied Extrusion Technologies
                                 (manufacturer); and Foodbrands America, Inc.
                                 (food processing and distribution).
                                 Member of Audit and Compensation
                                 Committees.
                                 Common shares owned:  6,000 (.03%)

J. Stephen Putnam        53      President of Robert Thomas Securi-    1989
                                 ties, Inc. ("RTS")*; Executive Vice
                                 President of RJF.  Vice President and
                                 Director of F.L. Putnam Securities.
                                 Treasurer of Meescheart Fund, Inc.
                                 (mutual fund).  Director of F.L.
                                 Putnam Investment Management Co.
                                 (investment advisor).
                                 Common shares owned:  80,148 (.38%)

Robert F. Shuck          59      Vice Chairman of RJF;Executive Vice   1970
                                 President of RJA from 1975 through
                                 1991.
                                 Common shares owned:  331,125 (1.58%)

Dennis W. Zank           42      Executive Vice President, Operations  1996
                                 and Administration, RJA.  Director and
                                 Officer of several affiliated entities.
                                 Common shares owned:  37,715 (.18%)

* A wholly-owned subsidiary of Raymond James Financial, Inc.
(1) Unless otherwise noted, the nominee has had the same principal occupation and employment during the last five years.
(2) Includes shares credited to their Employee Stock Ownership Plan accounts and shares which can be acquired within sixty days of record date through the exercise of stock options.
(3)  See footnotes under the Principal Shareholders Ownership table.

      The Board of Directors held 4 regular meetings during fiscal 1996. Each of the directors attended a minimum of seventy five percent of the meetings held during the year.

      The current standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. These committees met four times during the fiscal year ended September 27, 1996. Each member of these committees attended a minimum of seventy five percent of the meetings held during the year. The function of the Audit Committee is to ensure that the Company has taken appropriate steps to safeguard assets, operate efficiently and generate accurate financial information. The Committee meets periodically with the Company's independent accountants to review the scope and results of the audit and to consider various accounting and auditing matters related to the Company, supervises the Company's system of internal controls and reviews the results of regulatory examinations. The Committee also makes recommendations to the Board of Directors regarding the appointment of the Company's independent public accountants. The Compensation Committee reviews and approves the compensation to be paid to executive officers of the Company and its subsidiaries and performs certain duties prescribed by the Board with respect to employee benefit plans.

     Mssrs. Marshall, Hill, and Bulkley receive a $6,000 annual retainer, a $1,500 attendance fee for each regular meeting, $250 for each telephone meeting, and a $250 attendance fee for each Audit and Compensation Committee meeting.

Outside Director Stock Options

      The inside Directors who are also employees of the Company have voted in favor of stock option issuances under which the Company's outside Directors have been granted non-qualified options covering 73,060 shares of the Company's common stock. These options, 30,878 of which were outstanding at September 27, 1996, are exercisable at prices ranging from $15.39 to $22.13 at various times through November 2001.


         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Overview and Philosophy

      The Compensation Committee (the "Committee") reviews all corporate compensation and benefit plan policies, as well as the structure and amount of all compensation for executive officers of the Company. The Committee is composed exclusively of outside directors of the Company and is currently chaired by Mr. Bulkley.

      The Committee's goal is to establish and maintain compensation policies that will enable the Company to attract, motivate and retain high-quality executives and to ensure that their individual interests are aligned with the long-term interests of the Company and its investors.

      The Company's objectives are met through a compensation package which includes four major components - base salary, annual bonus, stock option awards and retirement plans.

      The cash compensation components (base salary and annual bonus) are heavily weighted towards annual bonus. These bonuses are based on the attainment of performance goals, specifically the profits of an individual subsidiary/department or on the profits of the Company as a whole. The emphasis on profit-based compensation serves two functions; it encourages executives to be conscious of the "bottom line" and it keeps the Company's base salary structure at a modest level, which is advantageous to the firm given the cyclical nature of the securities industry.

      The third component of the compensation package, incentive and nonqualified stock option awards, is designed to provide a direct link between the long-term interests of executives and shareholders. Historically, options have been granted every three years to key management employees. From time to time special awards may be granted when a unique situation exists, or if job performance or a change in job duties warrants. Beginning in fiscal 1996, the frequency of option grants to key management employees was increased to every two years.

      The fourth and final component of the compensation package is Company contributions to various retirement plans. The Company maintains three qualified retirement plans; a profit sharing plan, an employee stock ownership plan and a 401(k) plan. Contributions to the profit sharing and employee stock ownership plans, if any, are dependent upon the overall profits of the Company. Since inception of the 401(k) plan in 1987, the Company has matched a portion of the first $1,000 contributed annually by employees to their 401(k) accounts. Effective January 1, 1994 the plan provides for the Company to match 100% of the first $500 and 50% of the next $500 of compensation deferred by each participant annually. These three plans are offered to all full-time employees who meet the length of service requirements (six months for the 401(k) plan and one year for the other two plans). The Company also maintains a non-qualified deferred management bonus plan. Eligibility is restricted to those who meet certain compensation levels set annually by the Board of Directors. The class year vesting schedule of this plan is designed to encourage long-term employment with the firm, and the earliest a participant may become fully vested is at age 55 with 20 years of service. Contributions to this plan are also dependent upon the Company's earnings. In addition, the Company has an employee stock purchase plan which allows employees to purchase shares of the Company's common stock on four specified dates throughout the year at a 15% discount from the market value, subject to certain limitations.

Compensation of the Chief Executive Officer

      In keeping with the general compensation philosophy outlined above, Mr. James' base salary for calendar 1997 will be $226,000, which represents a 4.6% increase from the $216,000 received in 1996. Mr. James' salary is subject to an annual review, as is true of all employees. It was last adjusted in December 1995, to be effective January 1, 1996.

      In determining the bonus offered to Mr. James for fiscal 1996 the Committee considered many factors including the following:
          * 1996 was the twelfth consecutive record year for the firm in terms of revenues;
          *    Record net income, increasing 43% over the prior year;
          * Book value per share increased to $15.63, a 21% increase over the prior yearend;
          *    Return on average equity for the year was 22.4%;
          * The compensation of the chief executive officers of other similar brokerage firms, as of their most recent proxy statements.

                                        Compensation Committee
                                        December 9, 1996


                                        Jonathan A. Bulkley, Chairman
                                        Harvard H. Hill, Jr.
                                        Paul W. Marshall


          PROPOSAL 2:  TO RATIFY INCENTIVE COMPENSATION CRITERIA
             FOR CERTAIN OF THE COMPANY'S EXECUTIVE OFFICERS

      In the past two years' proxy statements, dated December 29, 1995 and December 28, 1994, executive officers' incentive compensation calculations were formalized. This was done in consideration of the limitations on tax deductibility imposed under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits deductions for compensation in excess of $1 million per year by a public corporation to any one of its executive officers unless certain criteria are met. This rule requires that the incentive compensation be based on attainment of one or more performance goals and that the Company's shareholders approve both the performance goals and the formula used to calculate the payment amount.

      The intention of the Committee remains that the executive officers be compensated on a basis consistent with prior years; i.e., for obtaining certain performance goals. It is the Company's practice that a portion of any formula-driven bonus amount can be withheld based on a subjective performance evaluation. The Compensation Committee considers the bonus formulas for executive officers each year. For purposes of determining incentive compensation for the executive officers for fiscal 1997, the
Committee has approved the executive bonus formulas described below and recommends a vote FOR the approval of these amended formulas by shareholders.

Recommended Bonus Formulas for Executive Officers
                                                   Percent for Calculation
Executive Officer          Basis                       of Maximum Bonus

Thomas A. James     Total company pretax profits            1.50%


Francis S. Godbold  Subjective                              ----


Thomas S. Franke    RJA retail division's pretax            4.00%
                    profits per Retail
                    Contribution Report*, and
                    pretax profits of the RJA
                    fixed income department,
                    Planning Corporation of
                    America, Inc. and
                    International operations


M. Anthony Greene   IM&R pretax profits per Retail          4.50%
                    Contribution Report*


J. Stephen Putnam   RTS pretax profits per Retail           4.00%
                    Contribution Report*

                    Correspondent clearing                  2.50%
                    department's pretax profits
                    per Retail Contribution
                    Report*


* The Retail Contribution Report adjusts financial statement pretax profits for items related to the retail sales force, primarily a credit for interest income on cash balances arising from retail customers, and also includes adjustments to actual clearing costs, a portion of mutual fund revenues and expenses, credit for correspondent clearing profits and accruals for benefit expenses.


                        SUMMARY COMPENSATION TABLE

     The following table sets forth certain information with respect to the remuneration earned during the last three fiscal years by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.
                                                             Long-Term
                          Annual Compensation              Compensation
                                                  Other
                                                  Annual   Stock     All Other
              Fiscal                      Commis -Compen-  Option    Compen-
Name           Year Salary    Bonus       sions   sation(1)Awards    sation(2)

Thomas A.James 1996$212,500 $1,250,000(3)$210,242      -      -     $58,389
Chairman       1995 200,100    875,000(3) 144,462      -      -      45,795
and CEO        1994 194,000    760,000    161,239      -      -      41,775

Francis S.
Godbold        1996 173,000  2,066,252(3)  23,630  $163,443  5,000   58,271
President
 of RJF,       1995 171,250    741,000(3)  21,435    62,772   -      45,708
Executive
 VP of RJA     1994 164,000  1,058,401     21,148    87,144   -      41,708

M. Anthony
 Greene        1996 209,500  1,000,000(3)     462       -    5,000   58,093
President of
 IM&R          1995 200,100    772,000(3)      13       -      -     45,577
               1994 192,050    678,451         28       -      -     41,608

Thomas S.Franke1996 189,250  1,000,000(3)(4)4,524       -    5,000   56,897
President &    1995 182,500    375,000(3)   2,244       -      -     45,239
COO of RJA     1994 176,000    420,000      2,173       -      -     41,349

J. Stephen
 Putnam        1996 131,600    492,000(3)   6,372       -    5,000   56,803
President of
 RTS           1995 126,150    293,273(3)   7,910       -      -     33,540
               1994 120,800    257,771      8,517       -      -     38,728



(1) Represents distributions received by Mr. Godbold from investor limited partnerships which were syndicated by, and have as a General Partner, a subsidiary of the Company. The distributions were a portion of the General Partner's incentive profits ownership interest, which Mr. Godbold had purchased in prior years for a nominal amount.

(2) This column includes the amount of the Company's contributions to its 401(k) Plan, Profit Sharing Plan, Employee Stock Ownership Plan, and Deferred Management Bonus Plan.

(3) In accordance with the bonus formulas approved at the annual meetings of the shareholders on February 15, 1996 and February 16, 1995.

(4) In addition to the bonus calculated by the bonus formula approved at the annual meeting of the shareholders on February 15, 1996, Mr. Franke's bonus includes a one-time special award of $248,000 in consideration of his efforts in the day to day management of certain Equity Capital Markets departments of RJA and in introducing certain investment banking business during fiscal 1996.


Incentive Stock Options

     The following tables contain information concerning options granted to
and   exercised  by  the  executive  officers  included  in   the   Summary
Compensation Table during the fiscal year.

                                Option Grants in Last Fiscal Year
                            % of Total                 Potential Realizable
                             Options                     Value at Assumed
                            Granted to                   Annual Rates of
                    Options Employees  Exercise  Expir-  Stock Appreciation
                    Granted in Fiscal   Price    ration  for Option Term(2)
Name                (#) (1)    Year   ($/share)   Date      5%        10%

Francis S. Godbold   5,000     1.66   $22.125  12/14/00 $30,564   $67,538
M. Anthony Greene    5,000     1.66    22.125  12/14/00  30,564    67,538
Thomas S. Franke     5,000     1.66    22.125  12/14/00  30,564    67,538
J. Stephen Putnam    5,000     1.66    22.125  12/14/00  30,564    67,538


(1) All of these options were granted on November 14, 1995. The options vest 60% after three years, an additional 20% after four years and the remaining 20% after five years.
(2) Potential realized values represent the future value, net of exercise price, of the options granted if the Company's stock price was to appreciate by 5% and 10% during each year of the awards' five-year life.

                    Aggregated Option Exercises during
                   Last Fiscal Year and Year End Value
                                                              Value of
                                            Number of        Unexercised
                                           Unexercised      In-the-Money
                                            Options at       Options at
                      Shares              Sept. 27, 1996   Sept. 27, 1996
                     Acquired    Value    (Exercisable/    (Exercisable/
Name                on Exercise Realized  Unexercisable)   Unexercisable)

Francis S. Godbold       -         -     4,500/ 8,000    $66,749/155,125
M. Anthony Greene        -         -     4,500/ 8,000     66,749/155,125
Thomas S. Franke      33,750   $509,389    525/11,975      7,787/214,085
J. Stephen Putnam        -         -     4,500/ 8,000     66,749/155,125

Comparative Stock Performance

      The graph below compares the cumulative total shareholder return on the common shares of the Company for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Index and the Value Line Securities Brokerage Index over the same period (assuming an investment of $100 in each on October 1, 1991 and the reinvestment of all dividends).

Name                      1991     1992     1993    1994     1995     1996
Securities Brokers      $100.00  $111.30  $196.49 $148.96  $245.96  $259.74
Raymond James Financial,
Inc.                     100.00    99.43   164.71  139.57   199.77   226.52
Standard & Poors 500     100.00   111.20   125.68  130.62   169.56   201.70


                 TRANSACTIONS WITH MANAGEMENT & DIRECTORS

      IM&R leases its Atlanta, Georgia headquarters office from Eagle Management Associates (no relation to Eagle Asset Management, Inc., a subsidiary of the Company), which is owned by M. Anthony Greene. Management believes the rental paid to Eagle Management Associates, $77,800 in fiscal 1996, does not exceed that charged by unaffiliated parties for similar space.

      Mr. Francis S. Godbold, President and a Director of the Company, owns 7.5% of the outstanding shares of common stock of RJ Properties, Inc. ("RJP"). Such shares were acquired by Mr. Godbold for nominal consideration in connection with the organization of RJP in 1980.

      In fiscal 1995, the Company committed to invest $1 million in Houston Partners - a venture capital fund managed by Houston Partners, of which Harvard H. Hill, Jr. is the Managing General Partner. The commitment is recorded as an investment and a liability in the Company's financial statements.

      As of January 1, 1995, Liberty Investment Management ("Liberty"), was formed by Herbert E. Ehlers, director and former President and Chief
Investment Officer of Eagle Asset Management, Inc. ("Eagle"). At this time, Liberty assumed responsibility for providing investment management services to institutional growth equity accounts previously managed by Eagle. Pursuant to Ehlers' employment contract with the Company, the Company was to receive 50% of the revenues from these accounts through December 31, 1999 while bearing none of the expenses. At the end of the 5-year period, the Company was to have the option to purchase 20% of Liberty at a predetermined price. However, subsequent to year end, Liberty entered into an agreement to sell substantially all of its assets to Goldman Sachs Asset Management. Accordingly, the Company, Eagle, Ehlers and Liberty reached an agreement whereby the Company will receive a lump sum settlement for its remaining three years' interest in Liberty's revenue stream and its option to purchase 20% of Liberty at a future date. The amount and timing of the payments to the Company from Liberty are contingent upon the occurrence of several events prior to or shortly after the scheduled closing date in January of 1997. The Company will ultimately receive up to $30 million as its settlement amount. Eagle will continue to receive 50% of fee revenues until the closing.

     The Company, in the ordinary course of its business, extends credit to certain margin accounts in which certain of its officers and directors have an interest, in connection with the purchase of securities. These extensions of credit have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons, and do not involve more than normal risk of collectibility or present other unfavorable features. The Company also, from time to time and in the ordinary course of its business, enters into transactions involving the purchase or sale of securities as principal from or to directors, officers and employees and accounts in which they have an interest. These purchases and sales of securities on a principal basis are effected on substantially the same terms as similar transactions with unaffiliated third parties.




         PROPOSAL 3:  SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Price Waterhouse LLP has served as independent accountants
of   the   Company  since  fiscal  1979,  and  has  audited  the  Company's broker-dealer subsidiaries since fiscal 1970.

     A representative of Price Waterhouse LLP will be present at the Annual Meeting of Shareholders. Such representative will be available to respond to appropriate questions and may make a statement if he so desires.

      The Board of Directors recommends a vote FOR the appointment of Price Waterhouse LLP as the Company's auditors for 1997.


                              OTHER MATTERS

      Proposals which shareholders intend to present at the 1998 annual meeting of shareholders must be received by the Company no later than October 1, 1997 to be eligible for inclusion in the proxy material for that meeting.

      Management knows of no matter to be brought before the meeting which is not referred to in the Notice of Meeting. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.



                                   By Order of the Board of Directors,

                                   Barry Augenbraun, Secretary